Exhibit 10.2

TERMS AND CONDITIONS OF

DIRECTOR NON-INCENTIVE STOCK OPTIONS UNDER THE

GLOBAL IMAGING SYSTEMS, INC.

1998 STOCK OPTION AND INCENTIVE PLAN

These Terms and Conditions, dated October 10, 2003, govern the grant of stock options under the 1998 Stock Option and Incentive Plan (the “Plan”) of Global Imaging Systems, Inc., a Delaware corporation (the “Company”). References in these Terms and Conditions to a “Grant Letter” refer to a letter indicating that it evidences a “Non-Qualified Stock Option” received by an individual who, at the Grant Date (as defined below), was a non-employee member of the Board of Directors of the Company (each, an “Optionee”). Each Grant Letter identifies the Optionee to whom an option is granted opposite the words “Granted To.”

1.	GRANT OF OPTION

Subject to the terms of the Plan and pursuant to each Grant Letter, the Company has Granted to each Optionee identified in such Grant Letter the right and option (the “Option”) to purchase from the Company, on the terms and subject to the conditions set forth in the Plan and in these Terms and Conditions, the number of shares of shares of the Company’s common stock, par value $.01 per share (the “Stock”) set forth opposite the words “Options Granted” in the Grant Letter.

The Options shall not constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The date of grant of each Option is the date set forth opposite the words “Grant Date” in the relevant Grant Letter (the “Grant Date”).

2.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of these Terms and Conditions or of any agreement, contract, or understanding heretofore or hereafter entered into by any Optionee and the Company or any Subsidiary, except an agreement, contract, or understanding entered into after the Grant Date that expressly modifies or excludes application of this Section (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any Subsidiary) for the direct or indirect compensation of such Optionee (including groups or classes of participants or beneficiaries of which such Optionee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for such Optionee (a “Benefit Arrangement”), if such Optionee is a “disqualified individual,” as defined in Section 280G(c) of the Code, the Option and any right to receive any payment or other benefit under these Terms and Conditions shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for such Optionee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to such Optionee under these Terms and Conditions to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by such Optionee from the Company under these Terms and Conditions, the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by such Optionee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under these Terms and Conditions, in conjunction with all other rights, payments, or benefits to or for such Optionee under the Plan, any Other Agreement or any Benefit Arrangement would cause such Optionee to be considered to have received a Parachute Payment under these Terms and Conditions that would have the effect of decreasing the after-tax amount received by such Optionee as described in clause (ii) of the preceding sentence, then such Optionee shall have the right, in such Optionee’s sole discretion, to designate those rights, payments, or benefits under these Terms and Conditions, the Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to such Optionee under these Terms and Conditions be deemed to be a Parachute Payment.

3.	TERMS OF PLAN

The Options are granted subject to the terms and conditions set forth in the Plan. All terms and conditions of the Plan are hereby incorporated into these Terms and Conditions by reference and shall be deemed to be part of these Terms and Conditions, without regard to whether such terms and conditions are not otherwise set forth in these Terms and Conditions. To the extent any capitalized words used in these Terms and Conditions are not defined, they shall have the definitions stated for them in the Plan. In the event that there is any inconsistency between the provisions of these Terms and Conditions and of the Plan, the provisions of the Plan shall govern.

4.	OPTION PRICE

The purchase price (the “Option Price”) for each share subject to an Option is the amount set forth opposite the words “Option Price per Share” on the relevant Grant Letter.

5.	VESTING IN OPTION

Each Option becomes vested as to twenty percent (20%) of the shares purchasable pursuant to such Option on the date that is one year after the Grant Date (the first “Anniversary Date”), if the Optionee has been providing services to the Company or any of its affiliates continuously from the date of grant to the Anniversary Date. Thereafter, so long as the Optionee’s service has not been interrupted, the Option becomes vested as to an additional twenty percent (20%) of the shares subject to the Option after each of the next four Anniversary Dates. Service for this purpose includes service as an employee, director, advisor or consultant providing bona fide services to the Company or any of its affiliates. For purposes of these Terms and Conditions, termination of service would not be deemed to occur if the Optionee, after terminating service in one capacity, continues to provide service to the Company or any of its affiliates in another capacity. Termination of service is sometimes also referred to herein as termination of employment or other relationship with the Company or any of its affiliates.

6.	TERM AND EXERCISE OF OPTION

6.1.	Term

Each Option shall terminate and all rights to purchase the shares thereunder shall cease upon the expiration of ten years after the Grant Date, unless terminated earlier pursuant to another provision of these Terms and Conditions.

6.2.	Option Period and Limitations on Exercise

Each Optionee may exercise an Option (subject to the limitations on exercise set forth in these Terms and Conditions and in the Plan), to the extent the Option is vested and has not terminated. Any limitation on the exercise of an Option may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the Grant Date of the Option, so as to accelerate the time at which the Option may be exercised. If the Optionee terminates employment or other relationship with the Company by reason of “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), the Option shall continue to vest, and shall be exercisable to the extent that it is vested, for a period of one year after such termination of employment or service, subject to earlier termination of the Option as provided in Section 6.1 above.

6.3.	Limitations on Exercise of Option

Notwithstanding the foregoing Sections, in no event may an Option be exercised: (i) in whole or in part, after ten years following the Grant Date, as set forth in Section 1 above, (ii) following termination of Optionee’s relationship with the Company for Cause (as defined below) or (iii) following termination of

Optionee’s relationship due to death except as provided in Section 7.2 below. For purposes of these Terms and Conditions, “Cause” means (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between Optionee and the Company or any of its affiliates.

6.4.	Method of Exercise

Each Option may be exercised, to the extent it is exercisable, by the Optionee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, addressed to the attention of the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares purchased pursuant to the exercise of the Option shall be made in cash or in cash equivalents. If the Stock is publicly traded, payment in full of the Option Price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which the Company may in its judgment, be required to withhold with respect to the exercise of the Option. An attempt to exercise the Option other than as set forth above shall be invalid and of no force and effect. An individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him or her. Except as provided in Section 10 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance. Notwithstanding the foregoing, the Optionee may not exercise the Option in a manner that violates the policy adopted by the Board of Directors of the Company regarding the cashless exercise of stock options.

7.	TERMINATION OF THE SERVICE RELATIONSHIP

7.1.	Termination of Employment or Other Relationship

Upon the termination of an Optionee’s employment or other relationship with the Company other than by reason of death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), each Option granted to such Optionee or portion thereof held by such Optionee that has not vested in accordance with the provisions of Section 5 hereof shall terminate immediately, and, subject to Section 6.1 above, any Option or portion thereof that has vested in accordance with the provisions of Section 5 hereof but has not been exercised shall terminate at the close of business on the 90th day following the Optionee’s termination of employment or other relationship (or, if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday), unless the Board of Directors of the Company (the “Board”), in its discretion, extends the period during which the Option may be exercised (which period may not be extended beyond the original term of the Option). Upon termination of the Option or portion thereof, the Optionee shall have no further right to purchase shares of Stock pursuant to such Option or portion thereof. Whether a leave of absence or leave on military or government service shall constitute a termination of employment or other relationship for purposes of the Optionee shall be determined by the Board, which determination shall be final and conclusive. For purposes of the Option, a termination of employment, service or other relationship shall not be deemed to occur if the Optionee is immediately thereafter employed with the Company or any other Service Provider, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider’s or an Outside Director’s relationship with the Company shall have occurred shall be determined by the Committee, which determination shall be final and conclusive.

7.2.	Rights in the Event of Death

If an Optionee dies while employed by, or in the service of, the Company or any of its affiliates, the executors or administrators or legatees or distributees of such Optionee’s estate shall have the right at any time within one year after the date of such Optionee’s death, and prior to termination of the Option pursuant to Section 6.1 above, to exercise, in whole or in part, any Option held by such Optionee at the date of such Optionee’s death, whether or not such Option was exercisable immediately prior to such Optionee’s death.

7.3.	Rights in the Event of Disability

If an Optionee’s employment or other relationship with the Company or any of its affiliates is terminated by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of the Optionee, then such Optionee shall have the right, at any time within one year after such termination of employment or other relationship and prior to termination of the Option pursuant to Section 6.1 above, to exercise, in whole or in part, the Option held by such Optionee at the date of such termination of employment or other relationship, to the extent such Option is then exercisable. Whether a termination of employment or other relationship is to be considered by reason of “permanent and total disability” for purposes of these Terms and Conditions shall be determined by the Committee, which determination shall be final and conclusive.

8.	TRANSFERABILITY

8.1.	General Rule

Except as provided in Section 8.2, during the lifetime of an Optionee, only the Optionee (or, in the event of legal incapacity or incompetency, the Optionee’s guardian or legal representative) may exercise the Option. Except as provided in Section 8.2, an Option shall not be assignable or transferable by the Optionee, other than by will or the laws of descent and distribution.

8.2.	Family Transfers.

An Optionee may transfer all or part of the Option to (i) any Immediate Family Member, (ii) a trust or trusts for the exclusive benefit of any Immediate Family Member, or (iii) a partnership in which Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, and (y) subsequent transfers of the transferred Option are prohibited except those in accordance with this Section 8.2 or by will or the laws of descent and distribution. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 8.2 hereof the term “Optionee” shall be deemed to refer to the transferee. The events of termination of the Optionee’s relationship in Section 6.3 hereof shall continue to be applied with respect to the original Optionee, following which the Option shall be exercisable by the transferee only to the extent and for the periods specified in Sections 7.1, 7.2 or 7.3. “Immediate Family Members” means the spouse, children and grandchildren of the Optionee.

9.	REQUIREMENTS OF LAW

The Company shall not be required to sell or issue any securities under the Option if the sale or issuance of such securities would constitute a violation by the Optionee, the individual exercising the Option, or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any securities subject to the Option upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of securities hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically in connection with the 1933 Act, upon the exercise of the Option, unless a registration statement under such act is in effect with respect to the securities covered by the Option, the Company shall not be required to sell or issue such securities unless the Committee has received evidence satisfactory to it that the holder of such Option may acquire such securities pursuant to an exemption from registration under such act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the 1933 Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of the Option or the issuance of securities pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Option shall not be exercisable until the securities covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

10.	EFFECT OF CHANGES IN CAPITALIZATION

10.1.	Changes in Stock

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, occurring after the date of grant of an Option, the number and kind of shares of Stock for which the Option was granted shall be adjusted proportionately and accordingly so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in the Option shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Option Price per share.

10.2.	Dissolution, Liquidation, Sale of Assets, Reorganization in Which the Company Is Not the Surviving Entity, Etc.

Subject to Section 10.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities in which no Change of Control occurs, an Option shall pertain to and apply to the securities to which the Optionee would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. “Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates of the Company at the time the Plan is approved by the Company’s stockholders) owning 50% or more of the combined voting power of all classes of stock of the Company.

10.3.	Reorganization, Sale of Assets or Sale of Stock Which Involves a Change of Control.

Subject to the exceptions set forth in the last sentence of this Section 10.3 (i) upon the occurrence of a Change of Control, fifteen days prior to the scheduled consummation of a Change of Control, an Option shall become immediately exercisable to the extent not previously exercisable and shall remain exercisable for a period of fifteen days. Any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event. Upon consummation of any Change of Control, the Option, to the extent not exercised, shall terminate. The Board shall send written notice of an event that will result in such a termination to the Optionee not later than the time at which the Company gives notice thereof to its stockholders. Neither Section 10.2 nor this Section 10.3 shall apply to any Change of Control to the extent that (A) provision is made in writing in connection with such Change of Control for the assumption of the Option, or the substitution for such Option of new options covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Option shall continue in the manner and under the terms so provided or (B) a majority of the full Board determines that such Change of Control shall not trigger application of the provisions of Section 10.2 or this Section 10.3.

10.4.	Adjustments

Adjustments under this Section 10 related to stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

10.5.	No Limitations on Company

The grant of an Option shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

11.	DISCLAIMER OF RIGHTS

No provision in the Plan or in these Terms and Conditions shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any affiliate, or to interfere in any way with any contractual or other right or authority of the Company or Service Provider either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, no Option shall be affected by any change of duties or position of the Optionee, so long as the Optionee continues to be a director, officer, consultant or employee of the Company. The obligation of the Company to pay any benefits pursuant to these Terms and Conditions shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan and these Terms and Conditions shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. The Optionee shall not have any of the rights of a stockholder with respect to the shares of Stock subject to an Option except to the extent the certificates for such shares of Stock shall have been issued upon the exercise of the Option.

12.	FORFEITURE OF RIGHTS

The Company at any time shall have the right to cause a forfeiture of the rights of an Optionee on account of the Optionee taking actions in competition with the Company. Unless otherwise specified in an employment or other agreement between the Company and the Optionee, the Optionee takes actions in competition with the Company if he or she directly or indirectly owns any interest in, operates, joins, controls or participates as a partner, director, principal, officer, or agent of, enters into the employment of, acts as a consultant to, or performs any services for, any entity which has material operations which compete with any business in which the Company or any of its Subsidiaries is engaged during the Optionee’s employment or other relationship with the Company or any of its affiliates or at the time of the Optionee’s termination of employment or other relationship.

13.	CAPTIONS

The use of captions in these Terms and Conditions is for the convenience of reference only and shall not affect the meaning of any provision of such Terms and Conditions.

14.	WITHHOLDING OF TAXES

The Company or a Subsidiary, as the case may be, shall have the right to deduct from payments of any kind otherwise due to an Optionee any Federal, state, or local taxes of any kind required by law to be withheld upon the issuance of any shares of Stock upon the exercise of an Option. At the time of such exercise, the Optionee shall pay to the Company or the Subsidiary, as the case may be, any amount that the Company or the Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Subsidiary, which may be withheld by the Company or the Subsidiary, as the case may be, in its sole discretion, the Optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Subsidiary to withhold shares of Stock otherwise issuable to the Optionee or (ii) by delivering to the Company or the Subsidiary shares of Stock already owned by the Optionee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined. The Optionee who has made an election pursuant to this Section 14 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

15.	SEVERABILITY

If any provision of the Plan or these Terms and Conditions shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions thereof and hereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.	INTERPRETATION OF THESE TERMS AND CONDITIONS

All decisions and interpretations made by the Company or the Committee with regard to any question arising under the Plan or these Terms and Conditions shall be final, binding and conclusive on the Company and an Optionee and any other person entitled to exercise an Option as provided for herein.

17.	GOVERNING LAW

The validity and construction of these Terms and Conditions shall be governed by the laws of the State of Delaware but not including the choice of law rules thereof.

18.	BINDING EFFECT

Subject to all restrictions provided for in these Terms and Conditions, the Plan and by applicable law limiting assignment and transfer of these Terms and Conditions and Options, these Terms and Conditions shall be binding upon and inure to the benefit of the Company and each Optionee and their respective heirs, executors, administrators, successors, and assigns.

19.	NOTICE

All notices or other communications which may be or are required to be given by an Optionee or the Company pursuant to these Terms and Conditions shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery or telecopier (fax), addressed as follows:

If to the Company:

Global Imaging Systems, Inc.

PO Box 273478

Tampa, Florida 33688-3478

Attention: Cecil McClary

Telecopy: (813) 264-7877

If to Optionee:

At the address in the Company’s records.

Each party may designate by notice in writing a new address to which any notice or other communication may thereafter be so given. Each notice or other communication which shall be mailed, delivered or transmitted in the manner described above, shall be deemed sufficiently given for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of personal courier or, with respect to a telecopy, upon acknowledgment of receipt thereof and in all cases at such time as delivery is refused by the addressee upon presentation.

20.	AGREEMENTS

These Terms and Conditions and the Plan together constitute the entire agreement between the Company and such Optionee with respect to the subject matter hereof. Neither these Terms and Conditions nor any term hereof may be amended, waived, discharged or terminated with respect to an Optionee except by a written instrument signed by the Company and such Optionee; provided, however, that the Company unilaterally may waive in writing any provision hereof in writing with respect to one or more Options or Optionees to the extent that such waiver does not adversely affect the interests of such Optionee or Optionees hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.